EXHIBIT 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

NMG IL 1, LLC

as the Company;

BIG STONE ILLINOIS, LLC

as Seller;

solely for purposes of Section 10.17,

BODY AND MIND INC.

as the Guarantor;

and

RUBINO VENTURES IL, LLC

as Buyer;

dated as of

January 29, 2025

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS BETWEEN THE PARTIES.  IT IS NOT INTENDED, AND WILL NOT BE DEEMED, TO CREATE A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO ALL PARTIES EXECUTING THIS DOCUMENT.

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of January 29, 2025 (the “Signing Date”), is entered into by and among Rubino Ventures IL, LLC an Illinois limited liability company (“Buyer”); NMG IL 1, LLC, an Illinois limited liability company (the “Company”); Big Stone Illinois, LLC, an Illinois limited liability company (the “Seller”) and, solely for purposes of Section 10.17, Body and Mind Inc., a Nevada corporation (the “Guarantor”).  Buyer, Seller and the Company are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

Recitals

WHEREAS, the Company owns the License which entitles the Company to operate an adult use cannabis dispensing organization located at 20513 Torrence Ave., Lynwood, IL 60411 (the “Enterprise”);

WHEREAS, Seller owns 100% of the issued and outstanding membership interests of the Company (the “Interests”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 100% of the Interests for the consideration and upon the terms and consideration hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any actions, audits, suits, claims, investigations or other legal proceedings.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, that the Company shall be deemed an Affiliate of Buyer from and after the Closing.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.04(a).

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“Assets” means all of the assets, properties, goodwill and rights of every kind and description, whether real, personal, tangible or intangible, that are owned by the Company.

“Benefit Plan” has the meaning set forth in Section 4.14.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts or Chicago, Illinois are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.04.

“Closing Cash Consideration” means an amount in cash equal to one million six hundred sixty-six thousand six hundred sixty-seven ($1,666,667).

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Date Consideration” means an amount equal to (a) the Closing Cash Consideration, minus (b) the Closing Indebtedness, and minus (c) the Transaction Expenses.

“Closing Indebtedness” means Indebtedness as of immediately prior to the Closing.

“Closing Straddle Period” means any Tax period that begins on or prior to the Closing Date and ends after the Closing Date.

“Closing Straddle Period Tax Contest” has the meaning set forth in Section 6.11(g)(iii).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or exclusively licensed by the Company from third parties.

“Company-Prepared Tax Return” has the meaning set forth in Section 6.11(f)(ii).

“Company’s Knowledge” or any other similar knowledge qualification, means the actual current knowledge of Stephen ‘Trip’ Hoffman, after reasonable inquiry.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

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“Covered Taxes” means (a) any Taxes of the Company attributable to any Pre-MSA Tax Period, (b) any Taxes of Seller for any period (including any withholding Taxes arising from the consummation of this Agreement, whether payable by Buyer or otherwise), (c) any Taxes of any Person imposed on the Company under Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law) as a result of the Company being or having been a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes prior to the Closing Date, (d) any Taxes of a Person imposed on the Company arising under the principles of transferee or successor liability or by reason of being a party to any Contract, under applicable Law or otherwise, in each case, with respect to a Pre-MSA Tax Period, (e) any Taxes as a result of any breach by the Company or Seller of any covenant or agreement contained herein, (f) all Taxes of the Company arising as a result of Section 965 of the Code, (g) all Transfer Taxes incurred in connection with the transactions contemplated by this Agreement or any other Transaction Document, (h) Seller’s or the Company’s share of any Taxes attributable to the transactions contemplated by this Agreement or any other Transaction Document, (i) any Taxes of the Company resulting from a breach by the Company of any representation, covenant or agreement contained in this Agreement or any other Transaction Document, (j) any liabilities for Taxes arising under any bulk sale, bulk transfer or similar Laws of any jurisdiction with respect to the transactions contemplated by this Agreement or any other Transaction Documents, and (k) any employment, payroll or similar Taxes of or withholdable by the Company attributable to any Pre-MSA Tax Period.  Notwithstanding the foregoing, Covered Taxes shall not include any Taxes taken into account in Transaction Expenses.

“Data Room” means the electronic documentation site established by Dropbox on behalf of Seller containing the folders set forth in the index included in Section 1.01(a) of the Disclosure Schedules.

“DEP Nevada” means DEP Nevada, Inc., a Nevada corporation.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered to the Buyer by Seller and the Company simultaneously with the execution and delivery of this Agreement.

“Earnout Period EBITDA” means, for the applicable Earnout Period, the net income (or net loss) of the Enterprise for such period applied as determined in accordance with GAAP applied consistently with the application used for the Company’s Financial Statements, after adding back (without duplication) amounts deducted for interest expense, income Taxes, depreciation and amortization, adjusted to exclude the Closing Cash Consideration, Service Fees (as defined in the Management Services Agreement) and the Manager-aggregated technology expenses (including the third-party technology service costs) associated with the Management Services Agreement.  For clarity, the “Phase One Earnout Period EBITDA” shall be equal to the Earnout Period EBITDA for Earnout Period Phase One and the “Phase Two Earnout Period EBITDA” shall be equal to the Earnout Period EBITDA for Earnout Period Phase Two.

“Earnout Payment” has the meaning set forth in Section 2.05(a).

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“Earnout Period” means the collective period spanning both the Earnout Period Phase One and Earnout Period Phase Two, where (A) “Earnout Period Phase One” means the period beginning on the first day of the full month that is four (4) months following the later of the (i) MSA Effective Date, and (ii) the date upon which the dispensary located at 20513 Torrence Ave., Lynwood, IL 60411 opens to the public (such later date, the “Earnout Period Measurement Date”), and ending on (and including) the earlier of the (i) Closing Date or (ii) the last day of the full month that is fifteen (15) months following the Earnout Period Measurement Date, and, as applicable, where (B) “Earnout Period Phase Two” means the period beginning on the day after the Closing Date and ending on (and including) the last day of the full month that is fifteen (15) months following the Earnout Period Measurement Date. By way of example, if the Earnout Period Measurement Date is March 12, 2025, then the Earnout Period Phase One shall start on July 1, 2025 and the conclusion of the entire Earnout Period would be June 30, 2026. For additional clarity, if the last day of the full month that is fifteen (15) months following the Earnout Period Measurement Date occurs during the Earnout Period Phase One, then any reference to the Earnout Period Phase Two, Phase Two Earnout Period EBITDA or Phase Two Earnout Payment shall be considered not applicable.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Enterprise” has the meaning set forth in the Recitals.

“Environmental Law” means any applicable Law in effect as of the date of this Agreement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

“ERISA” has the meaning set forth in Section 4.14.

“Financial Statements” has the meaning set forth in Section 4.04.

“Fraud” means, with respect to a Party, common law fraud under Delaware Law. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“Fundamental Representations” has the meaning set forth in Section 9.01.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), including the IDFPR, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Hazardous Substance” has the meaning set forth in Section 4.18.

“IDFPR” means the Illinois Department of Financial and Professional Regulation, Division of Professional Regulation.

“IDFPR Approval” has the meaning set forth in Section 2.06(b)(ii).

“Illinois Cannabis Laws” means Laws regarding the cultivation, manufacture, possession, use, sale or distribution of cannabis or cannabis products promulgated by state and local Governmental Authorities in the State of Illinois.

“Indebtedness” means (i) indebtedness for borrowed money, including interest thereon and prepayment or other penalties becoming due as a result of this transaction, created, issued or incurred by the Company; (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business; (iv) any obligations as lessee under capitalized leases which are or should be reflected as capital leases in accordance with GAAP; (v) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (vi) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities incurred prior to the MSA Effective Date; (vii) all accrued or unpaid bonuses, paid time off, vacation or other similar payments, in each case payable in respect of any period prior to the MSA Effective Date; (viii) unpaid severance, early termination or retirement obligations incurred prior to the MSA Effective Date, (ix) the aggregate amount of deferred compensation obligations of the Company, plus, in each case of the foregoing clauses (vii) through (ix), the employer portion of any payroll, employment or similar Taxes related to any of the foregoing; (x) deferred revenue and customer deposits; (xi) deferred rent; (xii) asset retirement obligations and payables related thereto, (xiii) Covered Taxes, (xiv) any personal expenses on the Company credit card, (xv) all premiums, penalties, interest, fees, expenses and breakage costs payments required to be paid or offered in respect of any of the in connection with the Closing; and (xvi) any indebtedness of the type referred to in respect of any of the foregoing of any Person other than the Company which is either guaranteed by, or secured by a security interest upon, any property owned by the Company; provided, however, that, for the avoidance of doubt, Closing Indebtedness shall not include any Transaction Expenses.

“Indemnified Party” has the meaning set forth in Section 9.05(a).

“Indemnifying Party” has the meaning set forth in Section 9.05(a).

“Independent Accountant” has the meaning set forth in Section 2.05(e).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

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“Intended Tax Treatment” has the meaning set forth in Section 6.11(c).

“Interests” has the meaning set forth in the recitals.

“Interim Financial Statements” has the meaning set forth in Section 4.04(a).

“Interim Period” has the meaning set forth in Section 6.01.

“IRS” means the United States Internal Revenue Service.

“Kim Settlement Agreement” means that certain Settlement and Release Agreement, by and between (i) the Company, (ii) Seller, (iii) NMG IL 1, LLC, an Illinois limited liability company, (iv) Stephen ‘Trip’ Hoffman, and (v) John Kim, dated as of May 10, 2023.

“Law” means any U.S. or foreign federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty; provided, that “Law” shall exclude U.S. Federal Cannabis Law to the extent such U.S. Federal Cannabis Law relates to conduct that is allowed or authorized under Illinois Cannabis Laws.

“Leased Real Property” has the meaning set forth in Section 4.09.

“Lease” means that certain Property Lease Agreement by and between the Company and Waterloo LLP, as landlord, dated as of October 25, 2022.

“Liability” means any debt, liability, commitment or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due (whether or not required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP), including those arising under any Contract, Law or Governmental Order.

“License” means that conditional adult use cannabis dispensing organization license No. 284.000158-CL.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Losses” means any payments, losses, damages, liabilities, disbursements, deficiencies, Taxes, injuries, Actions, settlements, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including attorneys’, accounting and other professional fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, but expressly excludes punitive, incidental, special, or indirect damages, except to the extent that any such damages are required to be paid to a third-party.

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“Management Services Agreement” means that certain Consultant Management Services Agreement by and between the Buyer and the Company, dated as of the date hereof.

“Material Adverse Effect” means any event, change or occurrence that, when viewed on both a long-term and a short-term basis, is, or reasonably likely to be, materially adverse to (a) the business, results of operations, financial condition or assets of the Company, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to, either alone or in combination: (i) general business, economic or political conditions (or changes therein) in any jurisdiction where the Company engages in material business; (ii) any changes in financial, banking or securities markets of the United States or any other country or region of the world in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) acts of war (whether or not declared), armed hostilities, sabotage, terrorist attack or any other act of terrorism, or the escalation or worsening thereof in any jurisdiction where the Company engages in material business; (iv) any action taken (or omitted to be taken) with the consent of or at the request of Buyer; (v) any changes in accounting rules or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God, including any earthquakes, hurricanes, tornadoes, floods, or other natural disasters, weather conditions, or other force majeure events in any state, country, or region of the world; (vii) any epidemics, pandemics, disease outbreaks, or other public health emergencies, including the worsening thereof; or (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i)-(iii), clause (v), or clauses (vi)-(viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 4.08.

“MSA Effective Date” means the effective date of the Management Services Agreement (as defined in the Management Services Agreement).

“MSA Straddle Period” means any Tax period that begins on or prior to the MSA Effective Date and ends after the MSA Effective Date.

“MSA Straddle Period Tax Contest” has the meaning set forth in Section 6.11(g)(ii).

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“Organizational Documents” means, as applicable, the articles of organization, limited liability company agreement, operating agreement or equivalent documents of the Company.

“Outside Date” means January 29, 2027.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015 (P.L. 114-74), together with any Treasury Regulations and guidance issued thereunder, any similar provision of state or local Tax Law, and any successor provisions to any of the foregoing.

“Party” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Liens” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for sums not yet due and payable; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) liens incurred by the Company after the MSA Effective Date at the direction of Buyer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Phase One Notice” has the meaning set forth in Section 2.05(c).

“Phase Two Notice” has the meaning set forth in Section 2.05(d).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to a Closing Straddle Period, the portion of any Closing Straddle Period beginning after the Closing Date.

“Post-MSA Tax Period” means any taxable period beginning after the MSA Effective Date and, with respect to an MSA Straddle Period, the portion of any MSA Straddle Period beginning after the MSA Effective Date.

“Post-MSA/Pre-Closing Tax Period” means the portion of any Post-MSA Tax Period beginning after the MSA Effective Date and ending on or before the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before and including the Closing Date and, with respect to a Closing Straddle Period, the portion of any Closing Straddle Period ending on and including the Closing Date.

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“Pre-MSA Tax Contest” has the meaning set forth in Section 6.11(g)(i).

“Pre-MSA Tax Period” means any taxable period ending on or before and including the MSA Effective Date and, with respect to an MSA Straddle Period, the portion of any MSA Straddle Period ending on and including the MSA Effective Date.

“Purchase Price” has the meaning set forth in Section 2.02.

“Recharacterization” has the meaning set forth in Section 6.11(c).

“Related Party Contract” has the meaning set forth in Section 4.17.

“Released Claims” has the meaning set forth in Section 6.12(a).

“Released Parties” has the meaning set forth in Section 6.12(a).

“Releasing Parties” has the meaning set forth in Section 6.12(a).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, consultants, accountants, counsel, insurance providers, and advisors.

“Scheduled Intellectual Property” has the meaning set forth in Section 4.10(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Persons” has the meaning set forth in Section 9.03.

“Seller-Prepared Tax Return” has the meaning set forth in Section 6.11(f)(i).

“Signing Date” has the meaning set forth in the preamble.

“Straddle Period” means any Closing Straddle Period and/or MSA Straddle Period, as the context requires.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, fees, charges, levies, deficiencies or other assessments of any kind or nature whatsoever, including all income, gross receipts, sales, use, production, ad valorem, value added, transfer, franchise, registration, profits, license, lease, service, withholding, payroll, employment, unemployment, national insurance, social security, retirement, minimum, alternative minimum, estimated, escheat, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, franchise, gains, capital gains, net worth, windfall profits, customs, duties, transfer, recording or other taxes, fees, charges, levies, deficiencies, imputed underpayments or other assessments of any kind or nature whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such interest, additions or penalties.

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“Tax Claim” means any Action, demand, claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company, including any notice of commencement of any of the foregoing.

“Tax Election” means an election made by the Company (in form and substance reasonably acceptable to Buyer) to be classified as a C corporation for U.S. federal income tax purposes, effective as of the day before the Signing Date.

“Tax Records” has the meaning set forth in Section 6.11(d).

“Tax Return” means (a) any return, declaration, report, claim for refund, form and information return or statement and any schedule, attachment, or amendment thereto, including any consolidated, combined or unitary return or other document, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any Tax or the administration of the Laws relating to any Tax and (b) TD F 90-22.1 (and its successor form, FinCEN Form 114).

“Taxing Authority” means any Governmental Authority responsible or with jurisdiction for the imposition, determination or collection of any Tax or the administration of the Laws relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Documents” means this Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means, as of immediately prior to the Closing, the unpaid fees, costs and expenses incurred by the Company or Seller in connection with the transactions contemplated by this Agreement or the other Transaction Documents (or any other sale process conducted or pursued by the Company or Seller), whether billed or payable prior to, on or after the Closing, including (i) all fees, costs and expenses incurred in connection with the negotiation, preparation and review of this Agreement (including any investment banking fees, fees of accountants, attorneys and other advisors) (ii) any assignment, change in control or similar fees expressly payable as a result of the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, (iii) any stay or retention, change in control, transaction or similar bonuses, compensation, incentive and/or severance payments, equity or equity based compensation arrangement or other payment to be made to any Employee (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments) that is payable as a result of, or in connection with, the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby which was agreed to prior to the MSA Effective Date, (iv) all costs, fees and expenses incurred as a result of (or that would be incurred as a result of) the termination of any Related Party Contract as contemplated hereby, and (v) any other amount expressly identified herein as a Transaction Expense. For the avoidance of doubt, Transaction Expenses shall include any Transaction Expenses that arise as a result of the payment of any amounts by Buyer following the Closing (i.e., the Earnout Payment) provided such amounts would have been borne by Company and/or Seller prior to the Closing, and any such post-Closing payments shall be payable by Buyer net of any such Transaction Expenses to the extent such Transaction Expenses are paid directly by Buyer on behalf of the Company or Seller.

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“Transfer Taxes” means any direct or indirect transfer, documentary, sales, use, stamp, registration, real property, business and occupation, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

“U.S. Federal Cannabis Laws” means any U.S. federal Laws, statutes, rules, codes, regulations, restrictions, ordinances, orders, rulings, directives, guidance, guidelines, approvals, Consent agreements, constitution, treaty or awards of, or issued by, any U.S. federal Governmental Authority, civil, criminal or otherwise, including common law, that prohibit, restrict, or penalize the advertising, cultivation, harvesting, production, distribution, sale and possession of cannabis and/or related substances or products containing or relating to the same, and related activities, including but not limited to the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and U.S. federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and subject to the conditions set forth herein, at the Closing, Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to Seller’s Interests, free and clear of all Liens.

Section 2.02 Consideration.

(a) The consideration to be paid by or on behalf of Buyer to Seller for the Interests shall be an aggregate of three million three hundred thirty-three thousand three hundred thirty-three ($3,333,333) (the “Purchase Price”). The Purchase Price shall be paid to Seller as follows:

(i) An amount equal to one million six hundred sixty-six thousand six hundred sixty-six ($1,666,666) shall be payable in cash within three (3) Business Days following the MSA Effective Date (the “MSA Consideration”) to Seller, to be distributed to Seller pursuant to the wire instructions of Seller delivered to Buyer no later than one (1) Business Day following the MSA Effective Date; and

(ii) An amount equal to the Closing Date Consideration shall be payable in cash upon the Closing to Seller, to be distributed to Seller pursuant to the wire instructions of Seller delivered to Buyer no later than three (3) Business Days prior to the Closing Date.

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(b) At least three (3) Business Days prior to the Closing Date, Seller shall deliver in writing to Buyer a written statement (the “Closing Certificate”) setting forth (a) the Closing Indebtedness, (b) the Transaction Expenses, and (c) the calculation of the Closing Date Consideration, in each case including the components thereof and determined in a manner consistent with the definitions therefor, and together with reasonable supporting back-up documentation. For the avoidance of doubt, at the Closing, the Seller shall be responsible for payment of the Transaction Expenses. The Closing Certificate shall be subject to Buyer’s review and approval prior to the Closing.

Section 2.03 Withholding Tax. Notwithstanding any provision contained herein to the contrary, Buyer and any Affiliate of Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable to any Person pursuant to this Agreement and any other Transaction Documents such amounts as are required under applicable Law to be deducted and withheld, and to collect any necessary Tax forms for avoiding such deduction or withholding, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. To the extent that amounts are so deducted or withheld (or caused to be deducted or withheld) and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to such Person in respect of which such deduction or withholding was made.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of the applicable documents and signatures on the date which is three (3) days after the satisfaction or waiver of the conditions precedent set forth in ARTICLE VII (except for those conditions that by their nature are to be satisfied by the delivery of documents or taking of actions at the Closing, but subject to the satisfaction of such conditions at the Closing or, if permissible, waiver by the party hereto entitled to the benefit of those conditions at the Closing) or at such other date, time and place as may be agreed in writing by the Parties. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date”. For all purposes hereof, the Closing shall be effective as of 11:59 p.m., Eastern Time, on the Closing Date (for the avoidance of doubt, without regard to the actual time on the Closing Date when the last applicable document or signature required to consummate the transactions contemplated by this Agreement, whichever is later, is exchanged).

Section 2.05 Earnout Payment.

(a) (A) Following the end of the Earnout Period Phase One, Buyer shall deliver to Seller an amount equal to (i) 3.2X the Phase One Earnout Period EBITDA, minus (ii) the Purchase Price (the “Phase One Earnout Payment”); and (B) following the end of the Earnout Period Phase Two, Buyer shall deliver to Seller an amount equal to (X) (i) 3.2X the Phase Two Earnout Period EBITDA plus 3.2X the Phase One Earnout Period EBITDA, (Y) minus (ii) the Purchase Price, minus (iii) the Phase One Earnout Payment (the “Phase Two Earnout Payment” together with the Phase One Earnout Payment being the “Earnout Payment”), all in accordance with and subject to the terms and conditions of this Section 2.05. For the avoidance of doubt, if (1) the amount equal to 3.2X the Phase One Earnout Period EBITDA is less than the Purchase Price, no Phase One Earnout Payment shall be payable to the Seller, or (2) the amount equal to 3.2X the Phase Two Earnout Period EBITDA plus 3.2X the Phanse One Earnout Period EBITDA is less than the Purchase Price plus the Phase One Earnout Payment (if any), no Phase Two Earnout Payment shall be payable to the Seller.

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(b) The Earnout Payment shall be payable to Seller in cash as follows:

(i) The Phase One Earnout Payment shall be distributed to the Seller in accordance with the terms of Section 2.05(c), pursuant to the wire instructions of Seller delivered to Buyer at least three (3) Business Days prior to the Closing Date (as may be updated by Seller by written notice); and

(ii) The Phase Two Earnout Payment shall be distributed to the Seller in accordance with the terms of Section 2.05(d), pursuant to the wire instructions delivered to the Buyer at least three (3) Business Days prior to the Closing Date (as may be updated by Seller by written notice).

(c) Within sixty (60) days following end of the Earnout Period Phase One, Buyer shall deliver to Seller a notice (the “Phase One Notice”) setting forth Buyer’s calculation of the Phase One Earnout Period EBITDA. Within the later of (i) thirty (30) days following Buyer’s delivery of the Phase One Notice, or (ii) the resolution of any disagreement with respect to the Phase One Notice in accordance with Section 2.05(e) below, Buyer shall pay to Seller the Phase One Earnout Payment in accordance with Section 2.05(b)(i).

(d) Within sixty (60) days following the end of the Earnout Period Phase Two, Buyer shall deliver to Seller a notice (the “Phase Two Notice”) setting forth Buyer’s calculation of the Phase Two Earnout Period EBITDA. Within the later of (i) thirty (30) days following Buyer’s delivery of the Phase Two Notice, or (ii) the resolution of any disagreement with respect to the Phase Two Notice in accordance with Section 2.05(e) below, Buyer shall pay to Seller the Phase Two Earnout Payment in accordance with Section 2.05(b)(ii). For sake of clarity, if the Earnout Period concludes during the Earnout Period Phase One, then the Phase One Earnout Payment (which shall be the entire Earnout Payment) shall be determined and paid to Seller in accordance with Section 2.05(b)(i) and the Seller shall not be entitled to any payment with respect to the Earnout Period Phase Two.

(e) In the event that Seller disagrees with the determination set forth in either the Phase One Notice or the Phase Two Notice, Seller shall notify Buyer of such disagreement in writing within thirty (30) days of delivery of the Phase One Notice or the Phase Two Notice, as applicable, which notice shall include the reasons for such disagreement. Buyer and Seller shall each work in good faith to resolve any such disagreement. If no such resolution can be reached within sixty (60) days after the date of any such notice from Seller, then the Parties agree to resolve the matter by referring it to an independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Accountant”) for final resolution.

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(f) In accordance with and subject to the limitations set forth in Section 9.07 hereof, the Buyer shall have the right to offset any Losses under this Agreement, in whole or in part, against any amount that Buyer or its Affiliates may owe Seller, including, without limitation, by offsetting such amounts against the Earnout Payment. In accordance with the foregoing, the Buyer shall be permitted to hold back from the Earnout Payment to Seller an amount equal to the amount of claims for indemnification under ARTICLE IX asserted prior to the release of the applicable Earnout Payment but not yet resolved. The provisions of this Section 2.05(f) shall survive Closing.

(g) Subject to the terms of this Agreement (including Section 2.05(h)) and the Management Services Agreement, Buyer shall have sole discretion with regard to all matters relating to the operation of the Enterprise.

(h) During the Earnout Period, with regard to the Enterprise and operation of the Enterprise, Buyer covenants: (i) it shall not knowingly take any actions (or allow any omissions) that would more likely than not result in the avoidance or reduction of the Earnout Payment, (ii) it shall maintain separate books and records for the Company and Enterprise.

(i) The Parties understand and agree that (i) the contingent rights to receive the Earnout Payment shall not be represented by any form of certificate or other instrument and does not constitute an equity or ownership interest in Buyer, (ii) no interest is payable with respect to the Earnout Payment, and (iii) subject to the terms hereof, there is no assurance that Seller will receive the Earnout Payment.

(j) If the Earnout Payment is paid to Seller in accordance with this Section 2.05, the Earnout Payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.

Section 2.06 Deliverables.

(a) At the time of signing this Agreement, the Company shall deliver or cause to be delivered to Buyer, evidence of the filing of the Tax Election, including a copy of the duly completed and executed IRS Form 8832 and a copy of the postmarked U.S. Postal Service certified mail receipt evidencing transmission to the applicable Internal Revenue Service Center.

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(b) At or prior to the Closing, the Company shall deliver or cause to be delivered to Buyer the following:

(i) an assignment of the Interests in form and substance reasonably satisfactory to the Buyer, duly executed by Seller;

(ii) evidence of the approval of the IDFPR of this Agreement and of the transactions contemplated by this Agreement (the “IDFPR Approval”);

(iii) evidence, in form and substance reasonably satisfactory to the Buyer, that the Company has received a final adult use cannabis dispensing organization license from the IDFPR (the “Adult Use License”);

(iv) a certificate of an officer of the Company certifying as to (A) the resolutions of the managing members of the Company, which authorize the execution, delivery and performance of this Agreement and any other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the full force and effect of the Organizational Documents of the Company;

(v) a certificate, dated as of the Closing Date, of an officer (in such officer’s capacity as such and not in any personal capacity) of the Company, certifying that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(vi) a good standing certificate of the Company from the State of Illinois, dated within ten (10) days prior to the Closing Date;

(vii) as applicable, copies of all consents and notices listed on Section 4.05 of the Disclosure Schedules;

(viii) as applicable, with respect to each Person to whom any portion of the Transaction Expenses is owed, true and complete copies of invoices evidencing the amount of such Transaction Expenses owed to such Person;

(ix) an IRS Form W-9 duly completed and executed by Seller;

(x) a duly completed statement, in form and substance reasonably acceptable to Buyer, described in Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), executed by the Company, certifying that an interest in the Company is not a “United States real property interest” within the meaning of Section 897(c) of the Code, together with the required notice to the IRS and written authorization for Buyer to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing;

(xi) the Closing Certificate; and

(xii) such other documents as may be reasonably requested by the Buyer as necessary to consummate the transactions contemplated hereby and the other Transaction Documents to which it is a party.

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(c) At or prior to the Closing, Buyer shall deliver or cause to be delivered the following:

(i) pay any Closing Indebtedness on behalf of the Company;

(ii) pay to Seller the Closing Date Consideration;

(iii) the Lease Assignment, duly executed by Buyer;

(iv) a certificate of an officer of Buyer certifying as to the resolutions of the sole member of Buyer, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(v) a certificate, dated as of the Closing Date, of an officer of Buyer (in such officers’ capacities as such and not in any personal capacity) certifying that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(vi) Such other documents as may be reasonably requested by the Seller as necessary to consummate the transactions contemplated hereby and the other Transaction Documents to which it is a party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date except to the extent that a representation or warranty in this ARTICLE III expressly states that such representation or warranty is made only as of an earlier date.

Section 3.01 Due Execution by Seller. This Agreement and any other Transaction Document to which Seller is a party has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the Company and, Buyer) this Agreement and any other Transaction Document to which Seller is a party constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Ownership of Interests. Seller is the record and beneficial owner of, and has good and valid title to, all of the Interests, free and clear of any Liens.

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Section 3.03 No Conflicts; Consents. Except for the IDFPR Approval, the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; or (b) require the consent, notice or other action by any Person, except, in each case of the foregoing clauses (a) and (b), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.04 No Litigation. There is no Action pending or threatened against Seller before any Governmental Authority, and Seller is not subject to any outstanding Governmental Order, in each case that affects such Seller’s ownership of the Interests or Seller’s right or ability to perform Seller’s obligations under this Agreement.

Section 3.05 Brokers. Except as set forth on Section 3.05 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.06 No Reliance. Seller acknowledges and agrees that: (a) in making Seller’s decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon its own investigation and the express representations and warranties of the Buyer set forth in ARTICLE V of this Agreement; and (b) the Buyer has not made any representation or warranty as to the Buyer or this Agreement, except as expressly set forth in ARTICLE V of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the Signing Date and as of the Closing Date except (i) to the extent that a representation or warranty in this ARTICLE IV expressly states that such representation or warranty is made only as of an earlier date, (ii) that the representations and warranties in Sections 4.09, 4.12, 4.13, 4.14 and 4.15 are made as of the Signing Date and, to the Company’s Knowledge, as of the Closing Date, and (iii) that the representations and warranties in Sections 4.04, 4.06, 4.08, 4.17, 4.18 and 4.19 are made as of the Signing Date and as of the MSA Effective Date.

Section 4.01 Organization, Authority and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Organizational Documents of the Company have been delivered or made available to Buyer, and such documents are effective as of the date hereof under applicable Laws and are current, correct and complete.

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Section 4.02 Due Execution. The Company has the requisite power and authority to enter into this Agreement and each other Transaction Document to which the Company is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Seller and, Buyer) this Agreement and each other Transaction Document to which the Company is a party constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company, and no other limited liability company proceedings on the part of the Company is necessary to authorize this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Capitalization; Subsidiaries.

(a) The Interests are represented by ownership percentage interests and (i) are issued and outstanding, (ii) are duly authorized, validly issued, fully-paid and non-assessable, and (iii) are held and owned beneficially and of record by Seller as set forth on Section 4.03(a) of the Disclosure Schedules, free and clear of any and all Liens.

(b) The Company does not own or has never owned any direct or indirect interest in any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests of the Company or obligating Seller or the Company to issue or sell any membership interests (including the Interests), or any other interest in, the Company. The Company has not promised to, and there are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any membership interests or capital stock of the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.

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Section 4.04 Financial Statements; Liabilities.

(a) As of the Signing Date, the Company does not maintain any financial statements, balance sheets, or any income statements or statements of cash flows and the Company, since its inception, has never maintained any financial statements, balance sheets, or any income statements or statements of cash flows. The Company has no Liabilities.

(b) The Company (i) does not have any outstanding Indebtedness and (ii) is not obligated to make any loans or advances to any Person. The Company has not assumed, guaranteed or otherwise become directly or contingently liable on any Indebtedness of any other Person.

Section 4.05 No Conflicts; Consents. Except for any notices, filings, consents or approvals set forth in Section 4.05 of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of any Organizational Document; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; or (d) result in the creation of any Liens upon any of the assets or properties of the Company, other than Permitted Liens. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for the IDFPR Approval.

Section 4.06 Absence of Changes. Except as expressly contemplated by the Agreement, from December 31, 2023 until the Signing Date, (a) the Company has operated in the ordinary course of business consistent with past practice, (b) there has not been, with respect to the Company, any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) the Company has not taken or agreed to take any action that would be prohibited by Section 6.01.

Section 4.07 Title to Assets. The Company has good and valid title to, valid leasehold interests in or valid licenses to use, all of the Assets that are necessary to the conduct of the Enterprise as it is currently conducted, free and clear of all Liens, except for Permitted Liens, and such use does not encroach in any respect on the property or rights of any Person.

Section 4.08 Material Contracts. Section 4.08 of the Disclosure Schedules lists each of the agreements which are material to the Company or necessary for the operation of the Enterprise, except for non-exclusive licenses of “off the shelf” software or “click through” software licenses (the “Material Contracts”). The Company is not in breach of, or default under, any Material Contract. The Company has performed all obligations required to be performed by it to date under each Material Contract. The Company has not received any notice of any default or event that (with due notice or lapse of time or both) would constitute a default by the Company under any Material Contract. Each Material Contract is a legal, valid and binding obligation of the Company and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles). To the Company’s Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any Material Contract. No party to any Material Contract has exercised or threatened to exercise any termination rights with respect to any such Material Contract, and no party to any Material Contract has provided notice that such party does not intend to renew any Material Contract. The Company has made available to Buyer true, correct and complete copies of each of the Material Contracts, together with all amendments, modifications or supplements thereto.

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Section 4.09 Real Property. Section 4.09 of the Disclosure Schedules sets forth a true, correct and complete list of all real property leased or licensed in connection with the Enterprise (the “Leased Real Property”). The Company has made available to Buyer a true and complete copy of the Lease. The Company has a good and valid leasehold interest with respect to the Leased Real Property, free and clear of all Liens, and the Company has the exclusive right to occupy and use such real property, subject to and in accordance with the Lease. To the Knowledge of the Company, the Company’s use of the premises demised under the Lease has at all times been in compliance in all material respects with local use, occupancy and other applicable Laws. The Company has not received any citation, subpoena, summons or other written notice from any Governmental Authority that is still pending alleging any such non-compliance. Except for the landlord under the Lease, no third-party consent is required to consummate the transactions contemplated hereby. The Company has not been notified in writing of any pending or threatened condemnation, eminent domain or similar proceeding with respect to the property subject to the Lease. The Company does not own any real property.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Disclosure Schedules sets forth a complete and correct list of issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Scheduled Intellectual Property”). The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Enterprise as currently conducted or as proposed to be conducted, free and clear of all Liens. All of the Company Intellectual Property is valid and enforceable, and all Scheduled Intellectual Property are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property.

(b) To the Company’s Knowledge, the conduct of the Enterprise as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

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Section 4.11 Legal Proceedings; Governmental Orders. Except for as set forth in Section 4.11 of the Disclosure Schedule, there are no, and for the past three (3) years there have been no, Actions pending or, to the Company’s Knowledge, threatened against or by the Company (or by or against any Affiliate thereof and relating to the Company). There are no, and for the past three (3) years there have been no, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company.

Section 4.12 Compliance With Laws; Permits. Except as set forth in Section 4.12 of the Disclosure Schedule, the Company is and has always been in material compliance with all Laws applicable to the Company, the Enterprise and its Assets, and there does not exist any basis for any claim of violation of any such Laws. Section 4.12 of the Disclosure Schedules sets forth a true and complete list of all Permits held or otherwise maintained in connection with the conduct of the Enterprise. Such Permits constitute all of the material licenses and permits required by Law or otherwise to be maintained by the Company with respect to the Enterprise. The License is valid and in good standing with the IDFPR, and all other Permits are valid and in good standing with any and all other applicable Governmental Authorities. As of the Closing Date, the Adult Use License is valid and in good standing with the IDFPR. The Company has not violated a material term of any Permit or a material condition under which any Permit was granted, and no proceeding is pending or threatened with respect to the revocation or limitation of a Permit. All fees and charges with respect to such Permits as of the date hereof have been paid in full and, to the Company’s Knowledge, will be paid through the Closing Date. None of the representations and warranties contained in this Section 4.12 shall be deemed to relate to environmental matters (which are governed by Section 4.18), employment matters (which are governed by Section 4.13), employee benefit matters (which are governed by Section 4.14), or tax matters (which are governed Section 4.15).

Section 4.13 Employment Matters.

(a) Except as set forth on Section 4.13(a) of the Disclosure Schedules, with respect to Employees: (i) the Company is are not party to a collective bargaining agreement having provisions covering the Employees or other legally binding commitments with any trade union or employee organization or group in respect of or affecting Employees or are currently negotiating any such agreement, (ii) no claim, charge or complaint against the Company is currently pending or threatened before the National Labor Relations Board, the Occupational Safety and Health Administration, or the Equal Employment Opportunity Commission or before any analogous entity in any country, state or locality or any court, arbitration or other tribunal, (iii) there are no labor strikes, boycotts, picketing, disputes, requests for representation, union organizational activity or other concerted activity, slow downs, stoppages or charges or complaints of unfair labor practice pending or threatened against the Company, and (iv) the Company has not taken any action within six (6) months prior to the Signing Date that would constitute a mass layoff or plant closing under the WARN Act.

(b) Set forth on Section 4.13(b) of the Disclosure Schedules is a complete and correct list of all Employees, as of the Signing Date, of the Company, including each such Employee’s name, age, title, base salary or wage rate, current target bonus entitlement and other incentive or contingent compensation, start date, work location, amount of accrued but unused vacation, status as employee or independent contractor, exempt or non-exempt, part-time or full-time, and whether or not such employee is on leave of absence (and if so, the reason for absence and the expected date of return to work, if any).

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(c) The Company is and has been in compliance in all material respects with all Laws regarding labor, employment and employment practices, including but not limited to Laws relating to the hiring and termination of employees, discrimination, retaliation, equal employment opportunities, disability, wages and hours, the Fair Labor Standards Act of 1938, employee benefits, paid sick days/leave entitlements and benefits (including the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act). The Company is not, and at no time in the past two (2) years has been, party to an any agreement resolving or otherwise related to direct or indirect allegations of sexual harassment or sexual misconduct and no such allegations have been made against any Employee.

Section 4.14 Employee Benefit Matters.

(a) Section 4.14(a) of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(b) For each Benefit Plan, the Company has made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). To the Company’s Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles.

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(d) The Company has not incurred and does not reasonably expect to incur: (i) any material Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any material Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred.

(e) No Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.15 Taxes. Except as set forth on Section 4.15 of the Disclosure Schedule, with respect to Taxes:

(a) All Tax Returns required to be filed by or with respect to the Company on or before the Closing Date have been or will be timely filed. Such Tax Returns are true, correct, and complete in all respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid, including obligations resulting from adherence to Section 280E of the Code, as well as any applicable sales tax, payroll tax or marijuana excise tax.

(b) The Company has complied with Section 280E of the Code with respect to any and all of its income Tax Returns, and to the extent the Company has taken, or plans to take, a “reasonable basis” reporting position that Section 280E of the Code does not apply to the Company, the Company has obtained a comprehensive third-party opinion from outside Tax counsel regarding such “reasonable basis” position and has disclosed, or will disclose, such position on IRS Form 8275 in each applicable income Tax Return.

(c) The Company has (i) deducted, withheld and timely paid to the appropriate Governmental Authority each Tax (including sales and use, social security and unemployment insurance taxes) required to have been deducted, withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, customer, shareholder, partner or other party, and (ii) complied with all information reporting, recordkeeping and backup withholding provisions of applicable Law, including the proper completion and timely filing of all IRS Forms W-2 and 1099.

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(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) All deficiencies asserted, or assessments made, against the Company as a result of any examination by any Taxing Authority have been fully paid.

(f) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in that jurisdiction.

(g) There are no outstanding agreements, waivers or arrangements extending, or having the effect of extending, the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period.

(h) The Company is not a party or subject to any audits, suits, litigations, proceedings, claims, assessments, or other Actions for or relating to any Taxes, including any Action by any Taxing Authority, nor are any such audits, suits, litigations, proceedings, claims, assessments, or other Actions pending or threatened. No notices or deficiency for any Taxes of the Company have been proposed or assessed in writing by any Taxing Authority that have not been fully resolved and paid.

(i) The Company has not (except as a result of the Tax Election) been a member of an affiliated, combined, consolidated or unitary group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise.

(j) The Company has never been a party to any joint venture, partnership or other Contract that could reasonably be treated as a partnership for Tax purposes.

(k) The Company has never changed its Tax accounting methods.

(l) The Company neither is nor has been a party to or bound by a Tax-sharing, allocation or indemnification agreement or any similar arrangement.

(m) The Company has not participated in a transaction that either constitutes a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(n) There are no Liens for Taxes upon the Assets of the Company.

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(o) The Company has not distributed equity to another entity or has had its equity distributed by another entity.

(p) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the MSA Effective Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the MSA Effective Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law with respect to state, local or foreign income Tax) executed on or prior to the MSA Effective Date; (iii) installment sale or open transaction disposition made on or prior to the MSA Effective Date; (iv) prepaid amount received on or prior to the MSA Effective Date; (v) utilization of a method of accounting other than the accrual method; or (vi) election made pursuant to Section 108(i) of the Code on or prior to the MSA Effective Date.

(q) The Company has been since its formation and up until the effective date of the Tax Election classified as a disregarded entity for federal and state income tax purposes, and is now, as a result of the Tax Election, classified as a C corporation for federal and state income tax purposes.

(r) The Company has not made an election to defer any Taxes or other amounts pursuant to the CARES Act, any similar election under state or local Tax Law or any other Law related to COVID-19.

(s) Neither Seller nor the Company has elected to apply the Partnership Tax Audit Rules for any taxable year beginning prior to January 1, 2018.

(t) There are no powers of attorney granted by the Company that remain in force with respect to Tax matters.

(u) Seller is not a “foreign person” as defined in Section 1445(f)(3) or Section 1446(f) of the Code

(v) Except for certain representations related to Taxes in Section 4.14, the representations and warranties set forth in this Section 4.15 are the Company’s (and Seller’s, where applicable) sole and exclusive representations and warranties regarding Tax matters.

Section 4.16 Brokers. Except as set forth on Section 4.16 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company.

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Section 4.17 Related Party Transactions. Except as set forth on Section 4.17 of the Disclosure Schedules, neither Seller nor any director, officer, manager, equityholder, employee or Affiliate of the Company, or any immediate family member of such Person, in each case, (A) owes any amount to the Company, nor does the Company owe any amount to, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person; (B) has purchased, acquired or leased any property, rights or services from, or sold, transferred or leased any property, rights or services to the Company; (C) entered into or been subject to any Contract with the Company; or (D) received any financial or other benefits from the Company, other than the payment of compensation for services rendered (any Contract related to the arrangements described in clauses (A) through (D), including any such agreements listed (or required to be listed) on Section 4.17 of the Disclosure Schedules, a “Related Party Contract”).

Section 4.18 Environmental Matters. Except as set forth on Schedule 4.18, (a) to the Company’s Knowledge, the Company is, and has been, in material compliance with all Environmental Laws; (b) to the Company’s Knowledge, there has been no release or threatened release by the Company of any pollutant, petroleum, per- and polyfluoroalkyl substances or any fraction thereof, contaminant or toxic or hazardous material, substance or waste that is regulated, classified, controlled or otherwise characterized as “hazardous”, “toxic”, a “hazardous waste”, or a “pollutant” under any Environmental Law (each a “Hazardous Substance”) on, upon, into or from any site currently or previously owned, leased, operated or otherwise used by the Company or to which the Company arranged for the disposal or treatment of Hazardous Substances; (c) to the Company’s Knowledge, there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and (d) there are no written claims or notices pending, or to the Company’s Knowledge, threatened against the Company alleging violation of or liability under any Environmental Law. The representations and warranties set forth in this Section 4.18 are the Company’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.19 Insurance Coverage. Section 4.19 of the Disclosure Schedules sets forth a true and complete list of all insurance policies and surety bonds of (or that provide coverage to) the Company, including property and general commercial liability insurance policies, each of which is in full force and effect. Such policies and surety bonds are of the type and provide coverage as are reasonable and appropriate considering the business of the Company (including the Contracts to which it is bound), and the Company is in compliance in all material respects thereunder, including with respect to the payment of premiums. There is no claim pending under any such insurance policy or surety bond as to which coverage has been denied or disputed by the insurer. The Company does not have any self-insurance programs. To the Company’s Knowledge, there is no (i) threatened termination of, premium increase with respect to or material alteration of coverage under any of such insurance policies or surety bonds or (ii) any facts, conditions, situations or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any of the foregoing.

Section 4.20 Full Disclosure. No representation or warranty by the Company or Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any Closing certificate delivered to Buyer pursuant to Section 2.06(b)(iv)–(v), and Section 2.06(b)(xi) contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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Section 4.21 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV and Article III (including the related portions of the Disclosure Schedules), none of Seller, the Company, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to Buyer or made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Section 4.22 No Reliance. The Company acknowledges and agrees that: (a) in making the Company’s decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Company has relied solely upon its own investigation and the express representations and warranties of the Buyer set forth in ARTICLE V of this Agreement; and (b) the Buyer has not made any representation or warranty as to the Buyer or this Agreement, except as expressly set forth in ARTICLE V of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller and the Company that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date except to the extent that a representation or warranty in this ARTICLE V expressly states that such representation or warranty is made only as of an earlier date.

Section 5.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois. Buyer has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer, and no other limited liability company proceedings on the part of the Buyer is necessary to authorize this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract or other agreement to which Buyer is a party, except, in each case of the foregoing clauses (a), (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to. consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.05 Investment Purposes. Buyer is acquiring the Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Laws, including United States federal securities Laws. Buyer acknowledges that Seller has not registered the offer and sale of the Interests under any federal securities Laws or any state securities Laws, and that the Interests may not be pledged, transferred, sold, offered for sale, hypothecated or otherwise disposed of except pursuant to the registration provisions of applicable federal securities Laws or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.06 Sufficient Resources. At the Closing, Buyer will have immediately available funds in an aggregate amount sufficient to consummate the transactions contemplated by this Agreement and the other Transactions Documents, including the payment of the Purchase Price, and all other fees, costs, and expenses payable by Buyer in connection with the transactions contemplated by this Agreement.

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Section 5.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Enterprise, results of operations, prospects, condition (financial or otherwise), and Assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, Assets, premise, books and records, Data Room, and other documents and data of the Company and Enterprise for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller and Company set forth in Article III and Article IV respectively, of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Company, Seller, nor any other Person has made any representation or warranty as to the Company, Seller, or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules).

Section 5.08 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article V, Buyer has not made and does not make any other express or implied representation or warranty, either written or oral, in connection with this Agreement or any other Transaction Documents.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business.

(a) From the date of this Agreement through the earlier of the Closing Date (or, as noted herein, the MSA Effective Date) or the termination of this Agreement in accordance with ARTICLE VIII (the “Interim Period”), Seller shall and shall cause the Company to:

(i) through the MSA Effective Date, use reasonable best efforts to maintain and preserve the Assets of the Company in full force and effect;

(ii) use reasonable best efforts to comply with the terms of the Management Services Agreement;

(iii) pay its debts (if any), Taxes and other obligations when due, in each case to the extent related to the Enterprise and to the extent not required to be paid directly by the Buyer pursuant to the Management Services Agreement or this Agreement;

(iv) through the MSA Effective Date, continue in full force and effect without any material modification or reduction of coverage terms all insurance policies related to the Enterprise; and

(v) through the MSA Effective Date, comply in all material respects with all applicable Laws related to the Enterprise.

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(b) Without limiting the generality of the foregoing, during the Interim Period, except as otherwise provided in this Agreement or the Transaction Documents, or consented to in writing by Buyer or directed by Buyer pursuant to the Management Services Agreement, Seller shall not, and shall cause the Company not to:

(i) issue any Interests or other equity interests, securities convertible into Interests or other equity interests, or any debt securities;

(ii) issue or grant any options, warrants, or other rights to purchase Interests or other equity interests;

(iii) declare or pay any dividends or other distributions on any Interests, whether in cash or otherwise;

(iv) purchase or otherwise acquire or agree to acquire for consideration any equity interests of any other Person or entity;

(v) acquire, consolidate or merge with any other company, corporation, or association, or acquire, other than in the ordinary course of business, any assets of any other Person or entity;

(vi) enter into any new line of business;

(vii) apply for or obtain any new Permits;

(viii) commence any Action or settle any threatened or pending Action;

(ix) sell, transfer, lease, license or otherwise dispose of any of the Assets of the Company (other than sales of inventory in the ordinary course of business);

(x) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xi) amend or change any of the Organizational Documents in a manner which would reasonably be expected to impede, interfere with, prevent or otherwise delay the transactions contemplated by this Agreement;

(xii) create or otherwise incur any Lien on the Company or any of the Assets of the Company;

(xiii) enter into, modify, amend or terminate any Material Contract (including the Lease), or waive any right of the Company under any Material Contract;

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(xiv) hire, terminate, or make any material change in the compensation paid or payable to any Employee, manager, agent, Representative or consultant of the Company, or make any material change in the fringe benefits of any Employee;

(xv) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any Employees;

(xvi) make or incur any capital expenditure, commitment for capital expenditures, or obligations or liabilities therefor;

(xvii) make any loans, advances, or capital contributions to, or investments in, any other Person;

(xviii) incur, assume or guarantee any new Indebtedness, or repay or prepay any existing Indebtedness;

(xix) maintain or deposit any cash or other funds, including any accounts receivable resulting from the operation of the Enterprise in any bank account other than the applicable bank accounts of the Company;

(xx) transfer any cash or other funds from the bank accounts of the Company other than in connection with any payments;

(xxi) cancel, settle or waive any material claims, rights or remedies of the Company unless the cancellation, settlement or waiver involves solely monetary damages or payments that are paid by Seller; provided, that Seller shall provide notice to the Buyer of the cancellation, settlement or waiver of any claim, right or remedy of the Company, regardless of whether the Buyer’s consent is required for such cancellation, settlement or waiver pursuant to this Section 6.01(b)(xxi);

(xxii) terminate any insurance policies;

(xxiii) change any method of accounting or accounting practice of the Company;

(xxiv) make, change or rescind any Tax election (including, for the avoidance of doubt, the Tax Election), amend any Tax Return or take any position on any Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(xxv) take any action that would cause any of the changes, events or conditions described in this Section 6.01(b) to occur or commit to do any of the foregoing referred to in this Section 6.01(b).

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Section 6.02 Regulatory Filings; Cooperation. During the Interim Period:

(a) The Parties acknowledge and agree that the transactions contemplated herein are subject to and contingent upon the IDFPR Approval. The Parties each shall, as promptly as possible, use their reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from such Governmental Authorities, including the IDFPR, that may be or become necessary for the performance of its obligations pursuant to this Agreement and the other Transaction Documents, including obtaining the IDFPR Approval. Without limiting the generality of the foregoing, the Parties shall act promptly, and use their commercially reasonable best efforts, and shall cooperate with each other, in making, or causing to be made, any filings, applications, submissions and notices required under Illinois Cannabis Laws in order to permit consummation of the transactions contemplated hereunder. Buyer shall have the opportunity to review all such filings, applications, submissions and notices, and such filings, applications, submissions and notices shall be in the form reasonably acceptable to Buyer. Any fees required to be paid in connection with such filings, applications and submissions shall be borne solely by Buyer.

(b) Seller shall, and shall cause the Company to, use commercially reasonable efforts to give any notices to, and seek any consents required from, third parties required in connection with the transactions contemplated by this Agreement. Buyer shall use its commercially reasonably efforts to give any notices to, and seek any consents required from, third parties required in connection with the transactions contemplated by this Agreement.

(c) If the Adult Use License requires renewal prior to the Closing, and in compliance with the Management Services Agreement, Buyer shall renew the Adult Use License, with the fees related to such renewal to be paid (i) from the revenue of the Company, and (ii) in the event that the revenue of the Company is not sufficient, by the Buyer.

Section 6.03 Access. During the Interim Period, Seller shall, and shall cause the Company to, afford the employees and representatives of Buyer and its Affiliates reasonable access, upon reasonable notice, and in a manner so as to not interfere unreasonably with the normal business operations of the Company, to (i) the Assets, books and records, employees and properties of the Company, (ii) such additional financial and operating data and other information relating to the Company and the Enterprise and Assets and (iii) any documents, filings or other communications related to the Company’s billing activities, in each case as Buyer may from time to time reasonably request. Seller shall, and shall cause the Company to, cooperate with Buyer and its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with the Transaction Documents. Buyer shall hold any such information received, acquired, reviewed, or otherwise which it became privy to pursuant to this Section 6.03 in confidence until the Closing Date pursuant to Section 6.05(b).

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Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Seller in this Agreement (including Section 9.02 and Section 8.01(c)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Confidentiality.

(a) From and after the Signing Date, Seller shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller or its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller or any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of applicable Law, Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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(b) In addition to and not in abrogation from any confidentiality agreement previously entered into between the Parties, from and after the Signing Date, Buyer shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Company and/or Seller, except to the extent that Buyer can show that such information: (a) is generally available to and known by the public through no fault of Buyer or its Affiliates or their respective Representatives; or (b) is lawfully acquired by Buyer or any of its Affiliates or their respective Representatives from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Buyer or its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of applicable Law, Buyer shall promptly notify the Seller in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed; provided that Buyer shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, following the Closing, this Section 6.05(b) shall only apply to confidential information relating solely to Seller.

Section 6.06 No Shop. During the term of this Agreement, Seller agrees, and shall cause the Company and its and their representatives, not to, directly or indirectly, (i) solicit, facilitate or initiate, or encourage the submission of, proposals, inquiries or offers relating to; (ii) respond to any submissions, proposals, inquires or offers relating to; (iii) participate or engage in any negotiations or discussions with any Person relating to; (iv) otherwise cooperate in any way with or facilitate in any way (including by providing information) with any Person, other than Buyer, relating to; or (v) enter into any agreement, understanding or agreement in principle in connection with, any acquisition, merger, business combination, recapitalization, consolidation, liquidation, dissolution, disposition or similar transaction involving the Company, or any issuance, acquisition, sale or transfer of any securities or any substantial portion of the Assets. Notwithstanding the foregoing, nothing in this Section 6.06 will prevent Seller or any of its Representatives from performing its obligations under any agreement or understanding between Seller and DEP Nevada that existed prior to the Signing Date and has been disclosed to Buyer, in connection with the Company, the Interests or any other issuance, acquisition, sale or transfer of any securities of the Company. For sake of clarity, this Section 6.06 shall automatically terminate upon any termination of this Agreement in accordance with the terms set forth below.

Section 6.07 Non-Competition; Non-Solicitation.

(a) The Seller acknowledges the competitive nature of the Company’s business and accordingly agrees, in connection with the sale of the Interests, that for a period beginning on the Closing Date and ending at the conclusion of the Earnout Period (such period, the “Restricted Period”), Seller shall not, directly or indirectly: (i) engage in or assist others in engaging in any activity that is competitive with Enterprise (as conducted or planned to be conducted as of the Closing Date) (the “Restricted Activities”), within a 20 mile radius of the Enterprise (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Activities in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective supplier or licensor of the Company or of Buyer or its Affiliates, or any other Person who has a material business relationship with the Company, Buyer or its Affiliates, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.

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(b) During the Restricted Period, Seller shall not, directly or indirectly, hire or solicit any person who is employed by the Company as of the Closing or during the Restricted Period, or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller from hiring, directly or indirectly, any employee whose employment has been terminated by Buyer within six (6) months of such termination.

(c) From and after the date of this Agreement until the end of the Restricted Period, Seller shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, make, or cause to be made, any statement (whether oral or written) that is intended or is reasonably likely to harm or disparage the reputation, stature or business of the Company or any of its Affiliates.

(d) Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision of this Section 6.07 are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. The Seller Indemnifying Parties and the Company each acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller Indemnifying Parties or the Company of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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Section 6.08 Transfer Restrictions. Except as expressly contemplated in this Agreement, Seller shall not sell, offer to sell, transfer, assign, pledge, mortgage, hypothecate, encumber or otherwise dispose of any Interests or other security of the Company, or any interest therein, or agree to do any of the foregoing, or issue or grant any options, warrants or other rights to acquire any such stock or other securities, without the prior written consent of the Buyer in Buyer’s absolute discretion.

Section 6.09 Public Announcements. No Party, nor any of their respective Representatives, may make any press release or other public disclosure regarding the existence of this Agreement or the other Transaction Documents, its or their contents, or the transactions contemplated by this Agreement or the other Transaction Documents without the written consent of the other Party, in any case, as to the form, content and timing and manner of distribution or publication of such press release or other public disclosure; provided that Buyer and Seller shall each be entitled to make a press release or public disclosure after the Closing provided that it has given the other Party a copy of such press release or disclosure at least two (2) days in advance and considered any comments from such Party in good faith. Notwithstanding the foregoing, nothing in this Section 6.09 will prevent any Party or its Representatives from making any press release or other disclosure required by Law or the rules of any stock exchange, in which case the Party required to make such press release or other disclosure shall use commercially reasonable efforts to allow the other Party reasonable time to review and comment on such release or disclosure in advance of its issuance.

Section 6.10 Further Assurances. Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.11 Taxes.

(a) Transfer Taxes. All Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne by Seller. Seller shall timely file any Tax Return with respect to Transfer Taxes, and Buyer shall cooperate with respect thereto as necessary. All reasonable out-of-pocket costs for the preparation and filing of such Tax Returns shall be borne by Seller. If required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

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(b) Responsibility and Obligation for Taxes (General). All Tax liabilities of the Company that are attributable to a Pre-MSA Tax Period shall be the economic and legal responsibility and obligation of Seller. All Tax liabilities of the Company that are attributable to a Post-MSA/Pre-Closing Tax Period shall be the economic (but not legal) responsibility and obligation of Buyer, and the legal (but not economic) responsibility and obligation of Seller, except as otherwise provided under Section 6.11(a). All Tax liabilities of the Company that are attributable to a Post-Closing Tax Period shall be the economic and legal responsibility and obligation of Buyer, except as otherwise provided under Section 6.11(a). If any Party pays any Taxes which are the economic responsibility or obligation of another Party under this Section 6.11, such other Party shall promptly reimburse the payor Party for the Taxes paid.

(c) Intended Tax Treatment. Seller and Buyer have entered into this Agreement so that Seller shall sell to Buyer all of Seller’s right, title and interest in and to Seller’s Interests, free and clear of all Liens, for the consideration specified in Section 2.02 on the Closing Date (the “Intended Tax Treatment”). Seller and Buyer have no intention to share profits and/or losses, conduct business in their joint names, or otherwise create a partnership or similar arrangement for Tax purposes. Seller and Buyer shall use their best efforts to prevent any characterization of the transactions contemplated by this Agreement as resulting in the creation of a partnership or similar arrangement. In the event that any Governmental Authority seeks to characterize any of the transactions contemplated by this Agreement other than in accordance with the Intended Tax Treatment (a “Recharacterization”), any Taxes, Tax Returns or Transaction Expenses resulting from such Recharacterization shall be the responsibility and obligation of Seller and within the scope of Section 4.15.

(d) Cooperation. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 6.11 or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-MSA Tax Period and any Post-MSA/Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable period(s) to which such Tax Records relate plus sixty (60) days.

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(e) Straddle Period Allocations.

(i) MSA Straddle Period Allocations. For purposes of this Agreement, (i) in the case of any Taxes other than (x) gross receipts, sales or use Taxes, (y) Taxes based upon or related to income and (z) Transfer Taxes, the amount of any Taxes allocable to the Pre-MSA Tax Period portion of any MSA Straddle Period shall be deemed to include the amount of such Taxes for the entire MSA Straddle Period multiplied by a fraction the numerator of which is the number of days in the MSA Straddle Period ending on and including the MSA Effective Date and the denominator of which is the number of days in the entire MSA Straddle Period, and (ii) in the case of any gross receipts, sales or use Tax and any Taxes based upon or related to income, the amount of any Taxes allocable to the Pre-MSA Tax Period portion of any MSA Straddle Period shall be deemed to include the amount that would be payable if the relevant taxable period ended on and included the MSA Effective Date; provided that (1) the taxable year of any subsidiary or former subsidiary of the Company that is a “controlled foreign corporation” (as defined in the Code) shall be deemed to have closed on the MSA Effective Date, including for purposes of computing any inclusion under Sections 951, 951A and 956 of the Code, (2) the taxable period of any partnership or other pass-through entity in which the Company holds an interest shall be deemed to end on the MSA Effective Date, (3) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization) shall be allocated between the period ending on the MSA Effective Date and the period beginning after the MSA Effective Date in proportion to the number of days in each period, and (4) for the avoidance of doubt, any Taxes arising from the transactions contemplated by this Agreement or the other Transaction Documents shall be allocated to a Pre-MSA Tax Period. The allocation of Transfer Taxes is governed by Section 6.11(a).

(ii) Closing Straddle Period Allocations. For purposes of this Agreement, (i) in the case of any Taxes other than (x) gross receipts, sales or use Taxes, (y) Taxes based upon or related to income and (z) Transfer Taxes, the amount of any Taxes allocable to the Pre-Closing Tax Period portion of any Closing Straddle Period shall be deemed to include the amount of such Taxes for the entire Closing Straddle Period multiplied by a fraction the numerator of which is the number of days in the Closing Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Closing Straddle Period, and (ii) in the case of any gross receipts, sales or use Tax and any Taxes based upon or related to income, the amount of any Taxes allocable to the Pre-Closing Tax Period portion of any Closing Straddle Period shall be deemed to include the amount that would be payable if the relevant taxable period ended on and included the Closing Date; provided that (1) the taxable year of any subsidiary or former subsidiary of the Company that is a “controlled foreign corporation” (as defined in the Code) shall be deemed to have closed on the Closing Date, including for purposes of computing any inclusion under Sections 951, 951A and 956 of the Code, (2) the taxable period of any partnership or other pass-through entity in which the Company holds an interest shall be deemed to end on the Closing Date, (3) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and (4) for the avoidance of doubt, any Taxes arising from the transactions contemplated by this Agreement or the other Transaction Documents shall be allocated to a Pre-Closing Tax Period. The allocation of Transfer Taxes is governed by Section 6.11(a).

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(f) Tax Returns.

(i) Seller shall prepare, or cause to be prepared, any Tax Returns of the Company for any taxable period ending on or before the MSA Effective Date that are required to be filed after the MSA Effective Date (each, a “Seller-Prepared Tax Return”). All Seller-Prepared Tax Returns shall be prepared in accordance with applicable Law. To the extent Seller plans to take a “reasonable basis” reporting position in any Seller-Prepared Tax Return that Section 280E of the Code does not apply to the Company, the Company shall obtain a comprehensive third-party opinion from outside Tax counsel regarding such “reasonable basis” position and shall disclose such position on IRS Form 8275 in each such Seller-Prepared Tax Return. Seller shall provide to Buyer draft copies of such Seller-Prepared Tax Returns, as well as provide reasonable access to the books, records and work papers used to produce and support such Seller-Prepared Tax Returns, at least thirty (30) days prior to the filing date for any income tax returns, and fifteen (15) days prior to the filing deadline for any other Tax Returns, and permit Buyer to review and comment on each such Seller-Prepared Tax Return prior to filing. Seller shall incorporate such revisions to such Seller-Prepared Tax Returns as are reasonably requested by Buyer that are in accordance with the most recent tax practices of the Company and in accordance with applicable Law, and shall thereafter file such Tax Returns.

(ii) The Company shall prepare, or cause to be prepared, any Tax Returns of the Company for periods ending after the MSA Effective Date that are required to be filed after the MSA Effective Date (each, a “Company-Prepared Tax Return”). All Company-Prepared Tax Returns shall be prepared in accordance with applicable Law and the most recent tax practices of the Company, unless otherwise required by applicable Law. The Company shall (and Seller shall cause the Company to) provide to Seller and Buyer draft copies of such Company-Prepared Tax Returns, as well as provide reasonable access to the books, records and work papers used to produce and support such Company-Prepared Tax Returns at least thirty (30) days prior to the filing date for any income tax returns, and fifteen (15) days prior to the filing deadline for any other Tax Returns, and permit Seller and Buyer to review and comment on each such Company-Prepared Tax Returns as are reasonably requested by Seller and Buyer that are in accordance with the most recent tax practices of the Company and in accordance with applicable Law, and shall thereafter file such Tax Returns. Notwithstanding the foregoing, the Seller shall not have any of the rights set forth in the preceding sentence with respect to any Tax Returns which are filed after the Closing Date, which such Tax Returns shall be the economic and legal responsibility and obligation of Buyer.

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(g) Tax Contests.

(i) In the event that Buyer receives any written notice of a threatened or pending audit, examination or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes or Tax Returns of the Company for any Pre-MSA Tax Period (other than Taxes or Tax Returns governed by Section 6.11(g)(ii)) (each, a “Pre-MSA Tax Contest”), Buyer will promptly notify Seller in writing thereof. Seller shall be entitled (but shall not have the duty) to control the defense (at Seller’s own cost and expense) of any Pre-MSA Tax Contest; provided, however, that (i) Buyer shall have the exclusive right to require the Company to make a “push out” election under Section 6226 of the Code (or any similar state or local law) with respect to any such Pre-MSA Tax Contest, to the extent the Partnership Tax Audit Rules apply, (ii) Buyer shall have the right to participate in any Pre-MSA Tax Contest and to employ counsel of its choice for such purpose and (iii) Seller shall not settle, compromise or concede any such Pre-MSA Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. In the case of any Pre-MSA Tax Contest that Seller has the right to control but does not elect to control pursuant to this Section 6.11(g)(i), Buyer shall control the defense of any such Pre-MSA Tax Contest (at Seller’s sole cost and expense); provided, however, that (i) Seller shall have the right to participate in any such Pre-MSA Tax Contest and to employ counsel of its choice for such purpose and (ii) Buyer shall not settle, compromise or concede any such Pre-MSA Tax Contest that affects Seller without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed.

(ii) In the event that Buyer receives any written notice of a threatened or pending audit, examination or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes or Tax Returns of the Company for any MSA Straddle Period (each, an “MSA Straddle Period Tax Contest”), Buyer will promptly notify Seller in writing thereof. Buyer shall have the right to control any such MSA Straddle Period Tax Contest (at its own cost and expense). Seller shall be entitled (at its own cost and expense), but shall not have the duty, to participate in any such MSA Straddle Period Tax Contest and to employ counsel of its choice for such purpose, and Buyer shall consider Seller’s comments with respect to such MSA Straddle Period Tax Contest.

(iii) In the event that Buyer receives any written notice of a threatened or pending audit, examination or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes or Tax Returns of the Company for any Closing Straddle Period (each, a “Closing Straddle Period Tax Contest”), Buyer will promptly notify Seller in writing thereof. Buyer shall have the right to control any such Closing Straddle Period Tax Contest (at its own cost and expense). Seller shall be entitled (at its own cost and expense), but shall not have the duty, to participate in any such Closing Straddle Period Tax Contest and to employ counsel of its choice for such purpose, and Buyer shall consider Seller’s comments with respect to such Closing Straddle Period Tax Contest.

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(h) Tax Refunds. All refunds of Taxes that are realized and received by the Company for any Pre-MSA Tax Period that were not included in any adjustment to consideration hereunder, shall be for the benefit of Seller. To the extent that the Company or Buyer receives any such refund, Buyer shall pay to Seller, the amount of such refund (without interest, other than interest received from the relevant Taxing Authority), net of any reasonable out-of-pocket expenses and any Taxes that Buyer or the Company incur with respect to such refund. The net amount due to Seller shall be payable within ten (10) days after receipt of the refund by Buyer or the Company, as applicable, from the relevant Taxing Authority. If, after issuing such a refund, the relevant Taxing Authority demands repayment of all or a portion of such amount from the Company, Buyer shall promptly notify Seller in writing thereof, and Seller shall pay such amount (including any penalties and interest thereon, as calculated and assessed by the relevant Taxing Authority) to Buyer or the Company within ten (10) days after receipt of such notification from Buyer; provided, that if Seller does not pay such amount to Buyer or the Company, as applicable, within ten (10) days after receipt of such notification from Buyer, Buyer may offset such amount against any other amount then or thereafter payable by Buyer or the Company to Seller hereunder, and any portion of such amount not so offset or paid shall accrue interest, payable by Seller to Buyer or the Company, as applicable, at the applicable short-term federal rate for the relevant period.

(i) Cancellation of Tax-Sharing Agreements. Prior to the Signing Date, Seller shall have caused the Company to cancel, or otherwise terminate its participation in, any Tax-sharing, allocation or indemnification agreement or any similar arrangement to which it previously had been a party or bound.

(j) Tax Election. Prior to the Signing Date, Seller shall cause the Company to elect to be treated as a C corporation for U.S. federal income tax purposes, effective as of at least one (1) day before the Signing Date, by the filing of a duly executed, correct and complete IRS Form 8832 with the applicable Internal Revenue Service Center via U.S. Postal Service certified mail.

Section 6.12 Buyer Covenants.

(a) From and after the date of this Agreement until the end of the Restricted Period, Buyer shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, make, or cause to be made, any statement (whether oral or written) that is intended or is reasonably likely to harm or disparage the reputation, stature or business of the Seller or any of its Affiliates.

(b) Employees.

(i) During the period commencing at the Closing Date and ending on the date which twelve (12) months from the Closing Date (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall, and shall cause the Company to, provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing Date; (iii) retirement, health, and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing Date; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing Date.

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(ii) With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(iii) This Section 6.12(b) shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.12(b), express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.12(b). Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement, or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.12(b) shall not create any right in any employee or any other Person to any continued employment with the Company, Buyer, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.13 Seller Release.

(a) Effective upon the Closing, Seller, on behalf of itself and each of its executors, heirs, administrators, predecessors, successors and assigns (collectively, the “Releasing Parties”), (i) agrees that the Company, Buyer and each of their respective Affiliates and each of their respective officers, directors, employees, partners, members, managers, owners, agents, representatives, successors and assigns (collectively, the “Released Parties”) shall not have any liability, obligation or responsibility to any of the Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters occurring at or prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally releases, waives and discharges each of the Released Parties from any and all obligations, responsibilities, liabilities and debts to any of the Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances or matters occurring at or prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with the exception of, in each case, with respect to the applicable Released Party any obligations or liabilities arising out of or relating to this Agreement or any of the other Transaction Documents (the “Released Claims”).

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(b) Effective as of the Closing Date, Seller, for itself and each of its Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Released Party, based on any Released Claim.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01 Conditions Precedent to Each Party’s Obligations. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Buyer and Seller) of the following conditions at the Closing:

(a) No Prohibition. No Action commenced by a Governmental Authority shall be pending or threatened against any party seeking to restrain or prohibit the transactions contemplated by this Agreement, and there shall be no Governmental Order of any nature or any Law that is in effect that restrains, prohibits or prevents the consummation of the transactions contemplated by this Agreement or that has the effect of rendering it unlawful to consummate the transactions contemplated by this Agreement.

(b) Regulatory Approval. The Company shall have received all consents, approvals and waivers of any Governmental Authority, including the IDFPR Approval, necessary in order to permit the consummation of the Closing and to permit the Enterprise to be operated by Buyer in substantially the same manner as operated immediately prior to the Closing.

Section 7.02 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Buyer) of the following conditions at the Closing:

(a) Accuracy of Representations and Warranties. Other than the Fundamental Representations, all representations and warranties of the Company and Seller in this Agreement, the Transaction Documents and any certificate or other instrument delivered pursuant hereto shall be true and correct in all material respects (in the case of any such representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of such representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

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(b) Compliance with Covenants. Seller and the Company shall have performed and complied in all material respects with all of Seller’s and the Company’s covenants and agreements hereunder required to be performed by Seller or the Company respectively prior to the MSA Effective Date/Closing (as applicable).

(c) No Material Adverse Effect. No change, event, development, state of facts or effect shall have occurred which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (other than a Material Adverse Effect occurring after the MSA Effective Date that is caused by any action (or inaction) of the Buyer).

(d) Regulatory Approval. Seller shall have provided to Buyer evidence, reasonably satisfactory to Buyer, of receipt of all consents, approvals and waivers of any Governmental Authorities or other Persons required to consummate the transactions contemplated by this Agreement and for Buyer to operate the Enterprise immediately following the Closing, including the IDFPR Approval.

(e) Deliverables. Buyer shall have received the items listed in Section 2.06(b).

(f) Waiver Obligation. Notwithstanding anything contained herein to the contrary, in the event that Seller fails to satisfy any Closing condition set forth in Section 7.02(a) above, and such failure results, directly or indirectly, from an act or omission of the Buyer in connection with its operation of the Enterprise following the MSA Effective Date, then, in such event, the Buyer shall waive such Closing condition, without any Liability of Seller resulting from such failure. For the avoidance of doubt, in no event shall Seller have any Liability following the Closing under ARTICLE IX or otherwise with respect to the failure to meet any Closing condition set forth in Section 7.02(a) if such Closing condition is waived by the Buyer.

Section 7.03 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller) of the following conditions at the Closing:

(a) Accuracy of Representations and Warranties. All representations and warranties of Buyer in this Agreement, the Transaction Documents and any certificate or other instrument delivered pursuant hereto shall be true and correct in all material respects (in the case of any such representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of such representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) Compliance with Covenants. Buyer shall have performed and complied in all material respects with all of its covenants and agreements hereunder required to be performed by it prior to the Closing.

(c) Closing Deliverables. Seller shall have received the items listed in Section 2.06(c).

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer, on the one hand, or Seller, on the other hand:

(i) upon written notice to the other, if a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable Governmental Order or taken any other action, or there shall exist any Law, in each case preventing or otherwise prohibiting the Closing or that otherwise has the effect of making the Closing or the transactions contemplated by this Agreement illegal; or

(c) by Buyer, if:

(i) the Closing Date shall not have occurred on or prior to the Outside Date; provided, however, that if the reason the Closing has not occurred by the Outside Date is solely due to a failure of Seller to obtain the IDFPR Approval, and provided further that Seller is working in good faith to obtain the IDFPR Approval, the Outside Date shall be automatically extended to the date that is either (a) three (3) Business Days following the date on which the IDFPR Approval is obtained, or (b) the date on which the IDFPR has denied the transactions contemplated by this Agreement or the transfer of the Adult Use License to the Buyer, pursuant to a final, non-appealable injunction or Governmental Order.

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(ii) Seller or the Company breaches any of their representations, warranties, covenants or agreements contained in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 7.02 and (ii) (A) cannot be or is not cured prior to the Outside Date or (B) has not been cured by or before the earlier to occur of (i) a ten (10)-day period from the date that Seller is notified by Buyer in writing of such breach or (ii) the Outside Date; provided that Buyer is not otherwise in material default or material breach of this Agreement;

(iii) any of the conditions set forth in Section 7.02 shall have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iv) there is an occurrence of a Material Adverse Effect (other than a Material Adverse Effect occurring after the MSA Effective Date that is caused by any action (or inaction) of the Buyer).

(d) by Seller, if:

(i) Buyer breaches its representations, warranties, covenants or agreements contained in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 7.03 and (ii) (A) cannot be or is not cured prior to the Outside Date or (B) has not been cured by or before the earlier to occur of (i) a ten (10)-day period from the date that Buyer is notified by Seller in writing of such breach or (ii) the Outside Date; provided that Seller is not otherwise in material default or material breach of this Agreement; or

(ii) any of the conditions set forth in Section 7.03 shall have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

Section 8.02 Expenses. Except as otherwise expressly set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, each party to this Agreement shall bear and pay all Expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated hereby, including, with respect to Seller, all Transaction Expenses. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the party’s independent advisors, counsel and accountants, incurred or paid by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby.

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Section 8.03 Effect of Termination. If any Party validly terminates this Agreement pursuant to, and in accordance with, Section 8.01, this Agreement shall forthwith become void and of no further force and effect, except that (a) the obligations of the Parties set forth in this Section 8.03, ARTICLE X and Section 6.05 shall survive such termination indefinitely and (b) nothing herein shall relieve any party from Liability for fraud or for any intentional breach of this Agreement. If this Agreement is terminated for any reason other than pursuant to Section 8.01(d)(i), Seller shall promptly (and in any event within three (3) Business Days) refund to Buyer the full amount of all consideration, including but not limited to the MSA Consideration, paid to Seller prior to such termination. If this Agreement is terminated pursuant to Section 8.01(d)(i) then Seller shall be entitled to keep all consideration, including but not limited to the MSA Consideration, paid to Seller prior to such termination.

Section 8.04 Fees Following Termination.

(a) If this Agreement is terminated by Buyer (i) pursuant to Section 8.01(c)(ii), (ii) pursuant to Section 8.01(c)(iv) in the event that such Material Adverse Effect is directly caused by any action (or inaction) of Seller, or (iii) pursuant to Section 8.01(c)(i) in the event that the failure to obtain the IDFPR Approval prior to the Outside Date was the result of Seller’s failure to work in good faith to obtain the IDFPR Approval, then Seller shall promptly (and in any event within three (3) Business Days), pay to Buyer (by wire transfer of immediately available funds) an amount equal to $250,000 (the “Break Fee”).

(b) If this Agreement is terminated by Seller pursuant to Section 8.01(d)(i), then Buyer shall promptly (and in any event within three (3) Business Days), pay to Seller (by wire transfer of immediately available funds) the Break Fee; provided, that if the MSA Consideration has been paid to Seller prior to such termination, no Break Fee shall be due to Seller.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months following the Closing; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.05, Section 4.01, Section 4.02, Section 4.03, Section 4.15, and Section 4.16, (collectively, the “Seller Fundamental Representations”), and Section 5.01, and Section 5.03 (collectively, the “Buyer Fundamental Representations” together with the Seller Fundamental Representations, being the “Fundamental Representations”) shall survive for six (6) years from the Closing Date, except that the Fundamental Representations in Section 4.15 shall survive for the applicable statute of limitations thereof plus sixty (60) days. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 9.02 Indemnification Obligations of the Seller.

(a) From and after the Closing, Seller shall indemnify Buyer and its respective Affiliates (including the Company following the Closing), and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Persons”) from and against any and all Losses which any Buyer Indemnified Person may suffer as a result of, in connection with or relating to any of the following:

(i) any breach or inaccuracy of any of the Seller Fundamental Representations;

(ii) any breach or inaccuracy of any representation or warranty of Seller or the Company contained in this Agreement or any other Transaction Document to which Seller or the Company are a party, other than the Seller Fundamental Representations;

(iii) any nonfulfillment or breach of any covenant, agreement or other provision by Seller or the Company (prior to the Closing) at any time under this Agreement or any other Transaction Document to which Seller are a party;

(iv) any claim asserted by any current, former or alleged holder of equity in the Company related to such Person’s role as an equityholder, including, but not limited to, any claims with respect to the rights of such Persons to any portion of the Purchase Price;

(v) any claim asserted by any Person related to or in connection with the Kim Settlement Agreement or any of the matters set forth therein;

(vi) any claims asserted by any current or former employee of the Company related to such Person’s employment with the Company for any period prior to the MSA Effective Date;

(vii) any Covered Taxes; and

(viii) any Transaction Expenses or Closing Indebtedness to the extent not included in the calculation of the Purchase Price or otherwise paid at or prior to the Closing.

(b) For the avoidance of doubt, Seller may not assert any right of indemnification under Organizational Documents for any Loss for which any Buyer Indemnified Persons are entitled to be indemnified under this Agreement.

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Section 9.03 Indemnification Obligations of Buyer. From and after the Closing, Buyer shall indemnify Seller and its respective Affiliates, and each of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Persons”) from and against any and all Losses which any Seller Indemnified Person may suffer as a result of, in connection with or relating to any of the following:

(a) any breach or inaccuracy of any of the Buyer Fundamental Representations;

(b) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or any other Transaction Document to which Buyer is a party, other than Buyer Fundamental Representations;

(c) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer at any time under this Agreement or any other Transaction Document to which Buyer is a party;

(d) post-MSA Effective Date Taxes of the Company related to the Enterprise (specific to economic obligations), except for any penalties arising as a result of Seller’s or the Company’s action or inaction; and

(e) post-Closing Taxes.

Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.02(a)(ii) or Section 9.03(b), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a)(ii) or Section 9.03(b) exceeds one-percent (1%) of the Purchase Price (the “Basket Amount”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Basket Amount.

(b) No Indemnified Party shall be entitled to recover from the Indemnifying Party any Losses pursuant to either Section 9.02(a)(ii) or Section 9.03(b), in each case, for an aggregate amount in excess of twenty-five (25%) of the Purchase Price (the “Cap”).

(c) The aggregate amount of all Losses for which either (i) Seller, pursuant to Section 9.02(a), or (ii) Buyer, pursuant to Section 9.03, shall be liable shall, in each case, not exceed the Purchase Price;

(d) Notwithstanding the foregoing, the limitations set forth in Sections 9.04(a)–(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of Fraud; and

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(e) Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article IX shall be reduced by the amount of insurance proceeds actually received by such Indemnified Party in respect of any Losses incurred by such Indemnified Party (net of any fees, costs and expenses of collection or increased premiums, if applicable). In the event that any such insurance proceeds are actually received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, an appropriate refund shall be made promptly by the relevant Indemnified Parties to the Indemnifying Party in an amount not to exceed the lesser of (i) the amount by which (A) the amount received by the Indemnified Party, net of any fees, costs and expenses or increased premiums incurred by such Indemnified Party in collecting such amount, plus the payment received from the Indemnifying Party, exceeds (B) the total Losses suffered or incurred by the Indemnified Party with respect to the applicable claim for indemnification; (ii) the amount received by the Indemnified Party, net of any fees, costs and expenses or increased premiums incurred by such Indemnified Party in collecting such amount; and (iii) the amount paid by the Indemnifying Party pursuant to this Article IX. Notwithstanding the foregoing, nothing contained herein shall obligate an Indemnified Party to seek recovery from any then-existing insurance policies in respect of any Losses hereunder.

(f) No Indemnified Party shall be entitled to indemnification for any punitive, incidental, consequential, special, or indirect damages, or exemplary Losses except, in each case, to the extent such Losses are finally awarded in connection with a Third-Party Claim against the Indemnified Party.

(g) Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article IX including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h) For purposes of this ARTICLE IX (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05 Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of any Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party.

(c) Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Notwithstanding the foregoing, Section 9.05(b) and Section 9.05(c) shall not apply to any Third Party Claim that is a Tax Claim. After the Closing Date, Buyer shall control any Third Party Claim that is a Tax Claim, including the defense and settlement thereof.

Section 9.06 Other Recoupment Rights. The Buyer shall have the right to offset any Losses under this Agreement, in whole or in part, against any amount that Buyer may owe Seller, including by offsetting such amounts against the Earnout Payment. Notwithstanding anything to the contrary contained herein, Seller may elect to satisfy any indemnification obligation hereunder by offset against the Earnout Payment in the sole discretion of Seller. The exercise of such rights of offset by the Buyer, if in good faith, whether or not ultimately determined to be justified, will not constitute a default under or breach of this Agreement regardless of whether Seller disputes such offset claim. Neither the exercise of nor the failure to exercise any of such rights will constitute an election of remedies by Buyer or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

Section 9.07 Exclusive Remedies. Except (a) for remedies that cannot be waived as a matter of applicable Law, (b) as provided in Section 2.05, (c) for specific performance, injunctive relief, or other equitable remedies, including pursuant to Section 10.12, or (d) in respect of claims based on Fraud or criminal acts, the indemnification provisions of this Article IX shall be the sole and exclusive remedy for any breach of this Agreement from and after the Closing.

Section 9.08 Final Purchase Price Adjustment. All indemnification payments made under this ARTICLE IX shall be deemed to be an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or, prior to Closing, the Company:	Big Stone Illinois, LLC 6420 Sunset Corporate Drive Las Vegas, NV 89120 Attention: Stephen ‘Trip’ Hoffman Email: triphoffman@bodyandmind.com

with a copy (which shall not constitute notice) to:	Rimon PC 2029 Century Park E, Suite 400N Los Angeles, CA 90067 Attention: Lukian Kobzeff Email: lukian.kobzeff@rimonlaw.com

If to Buyer or, following Closing, the Company:	Rubino Ventures IL, LLC 225 Franklin Street, 26th Floor Boston, MA 02110 Attention: Margaret Rubino E-mail: mrubino@dutchesscanna.com

with a copy (which shall not constitute notice) to:	Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210 Attention: Erica Rice E-mail: erice@foleyhoag.com

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Section 10.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and means “and/or” unless expressly indicated otherwise; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars; and (e) the word “day” shall be deemed to refer to a calendar day, unless specifically referenced as a Business Day. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall be deemed to be disclosed for all purposes of this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on the face of such disclosure to a reasonable person without any independent knowledge regarding the matter(s) so disclosed. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller or the Company that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.07 Federal Cannabis Laws. The Parties hereby acknowledge that the production, sale, manufacture, possession, and use of cannabis is illegal under U.S. Federal Cannabis Laws, including the aiding and abetting of a person engaging in such activities, making a loan to a company engaging in such activities and entering into a transaction with a company engaging in such activities. The Parties hereby further acknowledge that some or all of the transactions contemplated herein may violate or be in violation of U.S. Federal Cannabis Laws. Notwithstanding anything in this Agreement to the contrary, the Parties agree and acknowledge that no party makes, will make, or will be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any U.S. Federal Cannabis Laws. No party will have any right of rescission or amendment arising out of or relating to any non-compliance with U.S. Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law as determined in accordance with the Compassionate Use of Medical Cannabis Pilot Program Act in 2013, et. seq. and/or Illinois Cannabis Regulation and Tax Act 410 ILCS 705 et seq. or by the guidance or instruction of the IDFPR. The Parties hereby expressly waive any defense to the enforcement of the terms and conditions of this Agreement based upon non-conformance with or violation of applicable laws relating to cannabis and the cannabis industry and acknowledge that no such cannabis-related violations of any U.S. Federal Cannabis Laws shall render this Agreement, the other Transaction Documents, or any of the terms and conditions there of null, void, or otherwise unenforceable, to the extent permitted by Illinois Law.

Section 10.08 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.09 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Seller may assign any of its rights or delegate any of its obligations under this Agreement to DEP Nevada without consent. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Buyer Indemnified Persons and the Seller Indemnified Persons with respect to ARTICLE IX are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded them under this Agreement.

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Section 10.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller. In the event that the IDFPR requires an amendment to this Agreement as a condition to granting the IDFPR Approval, the Parties agree that they shall amend this Agreement accordingly. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.12 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS OF THE STATE OF ILLINOIS COUNTY OF COOK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12(C).

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Section 10.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.14 Prevailing Party. In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

Section 10.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.16 Cumulative Remedies. The rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the Parties, or which may now or subsequently exist at law or in equity, by statute or otherwise.

Section 10.17 Guaranty. Notwithstanding anything to the contrary in this Agreement, the Guarantor hereby unconditionally and irrevocably guarantees to Buyer the performance by Seller of any obligation to pay any amounts under ARTICLE 9 hereof (the “Guaranteed Obligations”). Should Seller default in the discharge or performance of all or any portion of Seller’s Guaranteed Obligations, the obligations of the Guarantor hereunder shall become immediately due and, if applicable, payable. A separate Action or Actions may be brought and prosecuted against the Guarantor, irrespective of whether any action is brought against Seller or any other Person or whether Seller or any other Person is joined in any such Action or Actions. The obligations of the Guarantor hereunder shall not be released or discharged, except by complete performance or payment of such obligations and will not be impaired in any way, or subject to any defense, set-off, deduction or counterclaim, and shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, unaffected and irrespective of any facts, circumstances or events affecting Seller or any other Person, including any change in corporate existence, structure or ownership or any insolvency, bankruptcy, liquidation (voluntary or involuntary) or similar proceeding or event. The Guarantor unconditionally and irrevocably waives, to the fullest extent permitted by Law, promptness, diligence and notice of acceptance of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Guaranteed Obligations and all other notices and defenses of any kind.

Section 10.18 Non-Recourse. Except with respect to the obligations of the Guarantor as set forth in Section 10.17 above, this Agreement may only be enforced against, and any claim, Action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement or any Transaction Document, or the negotiation, execution or performance of this Agreement or any Transaction Document, may only be brought against the Parties hereto (including any party to whom the rights or obligations hereunder are assigned or any successor to a Party hereto) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of the Parties or of any Affiliate of the Parties, or any of their successors or permitted assigns (collectively, the "Non-Party Affiliates"), shall have any Liability for any obligations or Liabilities of any Party hereto under this Agreement or for any claim, Action, suit, or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. This Section 10.18 is intended for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates.

[Signature Pages Follow]

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            IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY:
NMG IL 1, LLC
By: Big Stone Illinois, LLC, its sole Member

By:	/s/ Stephen ‘Trip’ Hoffman
Name: Stephen ‘Trip’ Hoffman
Title: President

SELLER: BIG STONE ILLINOIS, LLC

By:	/s/ Stephen ‘Trip’ Hoffman
Name: Stephen ‘Trip’ Hoffman Title: President

GUARANTOR: BODY AND MIND, INC.

By:	/s/ Michael Mills
Name: Michael Mills Title: CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BUYER RUBINO VENTURES IL, LLC

By: Rubino Ventures, LLC, its sole Member

By:	/s/ Margaret Rubino
Name: Magaret Rubino Title: Chief Executive Officer